UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2007 (September 27, 2007)

Mediware Information Systems, Inc.

(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 2, 2007, the Board of Directors of Mediware Information Systems, Inc. (the “Company”) appointed Dr. John Gorman, a current director of the Company, to serve on the Audit Committee of the Board of Directors.  The Board has determined that Dr. Gorman meets the independence requirements for audit committee members under the rules of The Nasdaq Stock Market (“Nasdaq”).

Prior to Dr. Gorman’s appointment, Nasdaq notified the Company on September 27, 2007 that its audit committee composition was not in compliance with Nasdaq Marketplace Rule 4350 due to the resignation effective June 30, 2007 of a director who had served on the Audit Committee.  In the notice, Nasdaq indicated that failure to regain compliance within the proscribed cure period could result in the delisting of the Company’s common stock from the Nasdaq Capital Market.  The Company has notified Nasdaq of the appointment of Dr. Gorman and believes it has regained compliance with Nasdaq rules so that the Nasdaq listing of its common stock will be unaffected.

A copy of the press release announcing such matter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1	Press Release of Mediware Information Systems, Inc., dated October 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC.

Date: October 3, 2007	By:	/s/Thomas K. Mann
Thomas K. Mann
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Mediware Information Systems, Inc., dated October 3, 2007.